Exhibit 10.1

SHAREHOLDER AGREEMENT

This Shareholder Agreement (this “Agreement”) dated as of August 19, 2021, is entered into by and between Advanced Drainage Systems, Inc., a Delaware corporation (the “Company”), and Canada Pension Plan Investment Board, a federal Canadian Crown corporation (the “Investor”).

RECITALS

WHEREAS, pursuant to that certain Stock Purchase Agreement by and between the Joseph Chlapaty Trust, dated July 8, 1987 (the “Seller”) and the Investor executed on the date hereof (such agreement, as in effect on the date hereof, the “Stock Purchase Agreement”), the Investor is purchasing 3,100,000 shares of Common Stock (as defined herein) and acquired a right of first offer over Seller’s remaining shares of Common Stock (the “ROFO”); and

WHEREAS, in connection with the consummation of the transactions contemplated in the Stock Purchase Agreement, the Investor desires to agree to certain restrictions as set forth herein, in consideration for the Company having consented to the consummation of the transactions contemplated in the Stock Purchase Agreement pursuant to that certain Confidentiality Agreement, dated as of August 14, 2017, by and between the Company and Joseph Chlapaty (the “Confidentiality Agreement”).

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

For purposes of this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1:

“5% Beneficial Ownership Requirement” means that the Investor and its Affiliates continue to beneficially own shares of Common Stock that are eligible to vote that represent, in the aggregate, at least 5% of the then outstanding Common Stock (but excluding for this purpose any attribution of ownership of securities held by persons who are not Affiliates of the Investor). Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning”, any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act.

“9.99% Exception” has the meaning specified in Section 3(b)(i).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question; provided that with respect to the Investor or any of its Affiliates, “Affiliate” does not include any Portfolio Company. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the preamble.

“Board” means the Board of Directors of the Company.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning specified in the preamble.

“Confidentiality Agreement” has the meaning specified in the recitals.

“Equity Securities” means equity securities, including securities convertible or exchangeable into, exercisable or settleable for equity securities, other equity-linked securities or hybrid debt-equity securities or similar securities.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Extraordinary Transaction” has the meaning set forth in Section 3(a).

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s property is located or that exercises valid jurisdiction over any such Person or such Person’s property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Company mean a Governmental Authority having jurisdiction over the Company, its subsidiaries or any of their respective properties.

“Investor” has the meaning specified in the preamble.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Permitted Recipients” has the meaning specified in Section 4(a).

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other form of entity.

“Portfolio Companies” means the Investor’s or any of its Affiliates’ operating or portfolio companies, investment funds or vehicles, or investee companies.

“Purpose” has the meaning specified in Section 4(a).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and between the Company and the Investor.

“Representatives” of any Person means the officers, directors, managers, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.

“Routine Non-Targeted Regulatory Examinations” has the meaning specified in Section 4(b).

“Securities Act” means the United States Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Stock Purchase Agreement” has the meaning specified in the recitals.

“Standstill Period” has the meaning specified in Section 3(a).

“Subsidiary” of a Person means (i) any corporation, association or other business entity of which fifty percent (50%) or more of the right to distributions or total voting power of shares or other voting or economic securities or interests outstanding thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership or limited liability company of which such Person or one or more of the other Subsidiaries of such Person (or any combination thereof) is a general partner or managing member.

“Transaction” has the meaning set forth in the recitals of the Stock Purchase Agreement.

“Transfer” by any Person means, directly or indirectly, to sell, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise, including by or through any derivative, or by tendering into any tender or exchange offer), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise) of, in each case in this definition, any interest in any Equity Securities beneficially owned by such Person.

Section 2. Transfer Restrictions.

(a) Without the prior written consent of the Company, the Investor shall not, directly or indirectly through a series of related transactions, Transfer or permit to be Transferred any Equity Securities of the Company (including shares of Common Stock) beneficially owned by the Investor or any of its Affiliates to any Person who, to the Investor’s knowledge, beneficially owns, or would beneficially own after giving effect to such Transfer, greater than 9.9% of the outstanding shares of Common Stock; provided that the foregoing restriction shall not prohibit, limit or restrict any Transfer (A) to any Affiliate that is managed by the Investor’s Active Equities Group, so long as such Affiliate executes and delivers to the Company a joinder providing that such Affiliate shall have all the obligations of the Investor under this Agreement, in a form reasonably satisfactory to the Company (a “Joinder”), (B) to the Company or any of its Subsidiaries, (C) (x) pursuant to a merger, consolidation or similar transaction entered into by the Company or (y)(i) during the Standstill Period, any tender or exchange offer that is recommended by the Board in a Schedule 14D-9 under the Exchange Act or (ii) after the Standstill Period, any tender or exchange offer, or (D) in an open market transaction effected through a broker-dealer or to a broker-dealer in a block trade, so long as such broker-dealer transferee is purchasing such securities in such block trade for its own account and makes block trades in the ordinary course of its business, and in each case under this clause (D), to the Investor’s knowledge, the ultimate transferee in such Transfer is not a Person who beneficially owns, or would beneficially own after giving effect to such Transfer, greater than 9.9% of the outstanding shares of Common Stock.

(b) The Investor shall cause (i) any of its Affiliates to which the Investor Transfers any Equity Securities of the Company from the Active Equities Group or (ii) any of its Affiliates which is managed by the Active Equities Group which otherwise acquires Equity Securities of the Company, in each case in this sentence to execute and deliver a Joinder to the Company.

(c) Any attempted Transfer in violation of this Section 2 shall be null and void ab initio.

Section 3. Standstill.

(a) Until the later of (i) two years from the date hereof and (ii) the date on which the Investor no longer satisfies the 5% Beneficial Ownership Requirement (such period, the “Standstill Period”), the Investor agrees that its Active Equities Group shall not, without the prior written consent or invitation of the Board, directly or indirectly, (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of any loans, debt securities, Equity Securities, assets or rights to acquire any securities (or any other beneficial ownership thereof), or materially all of the assets, of the Company or any of its Subsidiaries, (B) any merger or other business combination or tender or exchange offer involving the Company or any of its Subsidiaries, (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its Subsidiaries, (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) or consents to vote or otherwise with respect to any voting securities of the Company, or make any communication exempted from the definition of “solicitation” by Rule 14a-1(1)(2)(iv) under the Exchange Act, (E) any nomination of any individual as a director of the Company who is not nominated by the then incumbent directors, or any removal of any individual as a director of the Company or any “withhold” or similar campaign with respect to any meeting of the shareholders of the Company, (F) the calling of any special meeting of the shareholders of the Company or (G) the submission of any shareholder proposal or other matters to be voted upon by the shareholders of the Company, (ii) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the Company (other than any group that may be formed pursuant to the Stock Purchase Agreement among the parties thereto), (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company or any of its Subsidiaries, (iv) have any discussions or enter into any arrangements, understandings or agreements (oral or written) with, or advise, finance, assist or encourage, any third party with respect to any of the matters set forth in this Section 3(a), or make any investment in any other Person that engages, or offers or proposes to engage, in any of such matters (provided that, without limiting the generality of the foregoing, the Investor’s Active Equities Group shall not be permitted to act as a joint bidder or co-bidder with any other Person with respect to the Company), (v) take any action which might cause or require the Company, any of its Subsidiaries, the Investor or any of its Affiliates to make a public announcement regarding any of the types of matters set forth in this Section 3(a); or (vi) disclose any intention, plan or arrangement inconsistent with this Section 3(a) (each of (i), (ii), (iii), (iv), (v) and (vi), an “Extraordinary Transaction”).

(b) Notwithstanding the foregoing, Section 3(a) shall not in any way restrict or prohibit the Investor’s Active Equities Group from:

(i) acquiring, or otherwise participating in the acquisition of, any loans, debt securities, Equity Securities, assets or rights to acquire any securities (or any other beneficial ownership thereof) of the Company which in the aggregate, represent not more than 9.99% of the issued and outstanding shares of Common Stock (the “9.99% Exception”); provided that in no event may the Investor’s Active Equities Group, without the prior written consent or invitation of the Board, directly or indirectly, purchase or otherwise acquire any Equity Securities of the Company (including shares of Common Stock) from any Person who beneficially owns greater than 5% of the outstanding shares of Common Stock, except for purchases or acquisitions of Equity Securities of the Company (including shares of Common Stock) in an open market transaction effected through a broker-dealer or to a broker-dealer in a block trade, so long as such broker-dealer transferor is selling such securities in such block trade for its own account and makes block trades in the ordinary course of its business, and in each case in this exception, to the Investor’s knowledge, the ultimate transferor in such transfer is not a Person who beneficially owns greater than 5% of the outstanding shares of Common Stock (and provided that, for the avoidance of doubt, in no event shall any such purchases or acquisitions result in the Investor’s Active Equities Group holding securities of the Company in excess of the 9.99% Exception);

(ii) effecting or seeking, offering or proposing (whether publicly or otherwise) to effect, or causing or participating in, or in any way assisting any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, any Extraordinary Transaction, which has been previously publicly announced by the Company and approved, recommended or consented to by the Board;

(iii) (x) taking any actions from and after the date of public announcement of: (A) the entering into of a definitive agreement with the Company contemplating the acquisition of 20% or more of the outstanding shares of Common Stock; or (B) the entering into of a definitive agreement with the Company with respect to any merger, asset purchase and sale or other business combination transaction involving the Company, which would, if completed, result in (1) the shares of Common Stock being converted into cash or securities of another Person resulting in holders of shares of Common Stock holding less than 80% of the Equity Securities of the resulting entity or (2) all or substantially all of the Company’s assets being sold to any Person or group (other than the Investor); or (y) tendering any securities of the Company into any tender or exchange offer recommended by the Board in a Schedule 14D-9 under the Exchange Act; or

(iv) (A) following consultation with the Company and upon the prior written consent or invitation of the Board, holding securities of the Company in excess of the 9.99% Exception; or (B) upon holding securities of the Company in excess of the 9.99% Exception, acquiring additional securities without the prior written consent or invitation of the Board solely to the extent that, upon such acquisition of additional securities, the Investor’s Active Equities Group would not beneficially own in excess of 20% of the issued and outstanding shares of Common Stock; provided that in no event may the Investor’s Active Equities Group, without the prior written consent or invitation of the Board, directly or indirectly, purchase or otherwise acquire any Equity Securities of the Company (including shares of Common Stock) from any Person who beneficially owns greater than 5% of the outstanding shares of Common Stock, except for purchases or acquisitions of Equity Securities of the Company (including shares of Common Stock) in an open market transaction effected through a broker-dealer or to a broker-dealer in a block trade, so long as such broker-dealer transferor is selling such securities in such block trade for its own account and makes block trades in the ordinary course of its business, and in each case in this exception, to the Investor’s knowledge, the ultimate transferor in such transfer is not a Person who beneficially owns greater than 5% of the outstanding shares of Common Stock (and provided that, for the avoidance of doubt, in no event shall any such purchases or acquisitions result in the Investor’s Active Equities Group holding securities of the Company in excess of 20% of the issued and outstanding shares of Common Stock).

The Investor agrees during the effectiveness of the provisions of this Section 3 not to request the Company (or its Representatives), directly or indirectly, to amend or waive any provision of this Section 3 (including this sentence).

(c) Nothing contained in this Section 3 shall in any way restrict or prohibit the Investor’s Active Equities Group or any Person acting on behalf of the Investor’s Active Equities Group from: (i) exercising any of the Investor’s rights under this Agreement or the Registration Rights Agreement, (ii) privately communicating with Company management, the Chairman of the Board or the lead independent director of the Board (if any) in the Investor’s capacity as a shareholder of the Company (including by providing its views privately to Company management, the Chairman of the Board or the lead independent director of the Board on any matter); provided that such actions are not intended to and would not reasonably be expected to require public disclosure of such actions, (iii) exercising any voting, dividend or liquidation rights attached to any securities that it may own in accordance with its corporate governance policies and proxy voting guidelines, (iv) disclosing its voting intentions in accordance with normal practices or (v) complying with applicable Laws.

Section 4. [Reserved].

Section 5. Public Announcements.

Neither party may issue or make any press release or public announcement related to this Agreement or the Transaction without the prior written consent of the other party, except to the extent required by applicable Law, in which case the other party shall (to the extent practicable and permitted by applicable Law) have the right to review and reasonably comment on such press release or announcement prior to issuance, distribution or publication; provided that the foregoing shall not apply to any press release or other public announcement to the extent that it contains substantially the same factual information related to this Agreement and the Transaction as previously communicated publicly by one or more of the parties in accordance with this Section 5. Without limiting the foregoing, (x) the Company may file this Agreement with the SEC and may provide information about the subject matter of this Agreement and the Transaction in connection with equity or debt issuances, share repurchases, or ordinary course marketing, informational or reporting activities and (y) the Investor may provide information about the subject matter of this Agreement and the Transaction in connection with its ordinary course marketing, informational or reporting activities.

Section 6. Notices.

All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the following addresses:

(a) If to the Investor:

Canada Pension Plan Investment Board

One Queen Street East

Suite 2500

Toronto, Ontario MSC 2W5

Canada

Attention: Kevin Godwin

Email: kgodwin@cppib.com

with copies (which shall not constitute notice) to:

CPPIB Legal

Email: legalnotice@cppib.com

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Kevin M. Schmidt

Email: kmschmidt@debevoise.com

(b)	If to the Company:

Advanced Drainage Systems, Inc.

4640 Trueman Boulevard

Hilliard, Ohio 43026

Attention: Scott Barbour

Email: scott.barbour@ads-pipe.com

with a copies (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP

2000 Huntington Center

41 South High Street

Columbus, Ohio 43215

Attention: Matthew S. Bailey

Email: matthew.bailey@squirepb.com

and:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Harold Birnbaum

Email: harold.birnbaum@davispolk.com

or to such other address as the Company or the Investor may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; at the time of transmittal, if sent via electronic mail; upon actual receipt if sent by certified mail, return receipt requested; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7. Interpretation of Provisions; Severability.

Article and Section references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any party has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. Whenever any determination, consent or approval is to be made or given by any party to this Agreement, such action shall be in such party’s sole discretion unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding, or unenforceable by any Governmental Authority, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 8. No Waiver; Modifications in Writing.

(a) No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement shall be effective unless in writing and signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification, or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

Section 9. Survival of Provisions.

The provisions of Section 2, Section 3 and Section 4 shall remain operative and in full force and effect in accordance with their terms unless the provisions of such Section are expressly terminated in a writing by the parties, regardless of any purported general termination of this Agreement.

Section 10. Entire Agreement.

This Agreement and the Registration Rights Agreement are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto and their respective Affiliates in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings in respect of the subject matter contained herein and therein, other than those set forth or referred to herein or therein with respect to the rights granted by the Company or the Investor set forth herein or therein. This Agreement and the Registration Rights Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter. Without limiting the foregoing, the Investor acknowledges that the Company is not making and has not made any representations or warranties to the Investor as to any matter whatsoever in connection with this Agreement or the Transaction, and disclaims reliance on any such representations or warranties.

Section 11. Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles. All actions arising out of or relating to this Agreement shall be heard and determined the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action. The consents to jurisdiction and venue set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action arising out of or relating to this Agreement shall be effective if notice is given in accordance with this Agreement. The parties hereto agree that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 12. Counterparts; Effectiveness.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. An executed copy of this Agreement delivered by facsimile, electronic mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement. This Agreement shall automatically become be effective when each party has received an executed counterparty of this Agreement from each other party.

Section 13. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, delegated or otherwise transferred, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto. Any attempted assignment, delegation or other transfer of any rights, interests or obligations hereunder in violation of this Section 13 shall be null and void ab initio.

Section 14. Specific Performance.

The parties agree that, to the extent permitted by Law, (i) the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that in the event of a breach by any such party damages would not be an adequate remedy and (ii) the other party shall be entitled to specific performance and injunctive and equitable relief in addition to any other remedy to which it may be entitled at Law or in equity.

Section 15. WAIVER OF JURY TRIAL.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.

Section 15. Acknowledgement.

The Company hereby waives any consent right it may otherwise have pursuant to the Confidentiality Agreement in connection with the Investor’s acquisition of Common Stock pursuant to the Stock Purchase Agreement (including any acquisition pursuant to the ROFO thereunder).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ADVANCED DRAINAGE SYSTEMS, INC.

By:	/s/ D. Scott Barbour
Name: D. Scott Barbour
Title: President and Chief Executive Officer

CANADA PENSION PLAN INVESTMENT BOARD

By:	/s/ Michael Koen
Name: Michael Koen
Title: Managing Director, Head of Relationship Investments

By:	/s/ Kevin Godwin
Name: Kevin Godwin
Title: Managing Director, Relationship Investments

[Signature Page to Shareholder Agreement]